                                                                     EXHIBIT 99





                         INDEX TO FINANCIAL INFORMATION


                                                                                         PAGE
                                                                                         ----
(a) Selected Financial Data..........................................................    F-1

(b) Management's Discussion and Analysis of Financial Condition
      and Results of Operations......................................................    F-2

(c) Historical Financial Statements and Schedule

         Report of Independent Certified Public Accountants..........................    F-17

         Consolidated Balance Sheets as of December 31, 1998 and 1997................    F-18

         Consolidated Statements of Operations for Each of the
           Three Years Ended December 31, 1998.......................................    F-19

         Consolidated Statements of Shareholders' Equity for Each of the
           Three Years Ended December 31, 1998.......................................    F-20

         Consolidated Statements of Cash Flows for Each of the Three Years
           Ended December 31, 1998...................................................    F-21

         Notes to Consolidated Financial Statements..................................    F-22

         Financial Statement Schedule II, Valuation and Qualifying
           Accounts and Reserves, for Each of the Three Years Ended
           December 31, 1998.........................................................    F-40


SELECTED FINANCIAL DATA

         The following Selected Financial Data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," the Company's Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Form 8-K.


                                                                 AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------------------------------
                                                       1998          1997           1996          1995           1994
                                                       ----          ----           ----          ----           ----
                                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)

Revenue  ......................................     $12,664.6     $ 6,122.8     $  2,933.7       $2,361.7       $2,067.7
Income (loss) from continuing
    operations before
    extraordinary charge.......................         225.8          13.4           (1.1)          17.1           15.3
Net income (loss)..............................         499.5         439.7           (6.7)          34.6           57.6
Basic earnings (loss) per share:
    Continuing operations......................     $     .50     $     .03     $       --       $    .07       $    .07
    Discontinued operations....................           .60          1.06            .08            .06            .20
    Extraordinary charge.......................            --            --           (.10)            --             --
                                                    ---------     ---------     ----------       --------       --------
    Net income (loss)..........................     $    1.10     $    1.09     $     (.02)      $    .13       $    .27
                                                    =========     =========     ==========       ========       ========
Diluted earnings (loss) per share:
    Continuing operations......................     $     .48     $     .03     $       --       $    .06       $    .07
    Discontinued operations....................           .58           .99            .08            .07            .20
    Extraordinary charge.......................            --            --           (.10)            --             --
                                                    ---------     ---------     ----------       --------       --------
    Net income (loss)..........................     $    1.06     $    1.02     $     (.02)      $    .13       $    .27
                                                    =========     =========     ==========       ========       ========
Total assets...................................     $ 8,412.2     $ 4,852.1     $  2,229.1       $1,378.0       $  946.7
Long-term debt,
    net of current maturities..................         520.9         261.1          269.3           69.7           76.9
Shareholders' equity...........................       5,424.2       3,484.3        1,419.9          789.0          427.4


         See Notes 2, 3, 6, 10 and 11 of Notes to Consolidated Financial Statements for discussion of business combinations, notes payable and long-term debt, shareholders' equity, restructuring and other charges and discontinued operations, respectively, and their effect on comparability of year-to-year data.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of AutoNation, Inc. (the "Company") which are included elsewhere herein. All references to historical share and per share data of the Company's common stock, par value $.01 per share ("Common Stock"), have been retroactively adjusted to reflect the two-for-one stock split that occurred in June 1996, which is more fully described in Note 6, Shareholders' Equity, of Notes to Consolidated Financial Statements.

         In August 1999, the Company announced its intention to separate the Company's automotive rental subsidiary, ANC Rental Corporation ("ANC") from the Company. In September 1999, the Company announced its intention to distribute its entire interest in ANC to the Company's stockholders on a tax-free basis in January 2000, subject to certain conditions and consents. The Company has obtained a private letter ruling from the Internal Revenue Service that the distribution of ANC will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended. As discussed in Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements, the Company's automotive rental segment has been accounted for as discontinued operations and the accompanying Consolidated Financial Statements presented herein have been restated to report separately the net assets and operating results of these discontinued operations.

         In May 1999, the Company sold substantially all of its remaining interest in its former solid waste subsidiary, Republic Services, Inc. ("RSG") in a public offering resulting in proceeds of approximately $1.78 billion, net of underwriting fees. As discussed in Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements, the Company's solid waste services segment has been accounted for as discontinued operations and, accordingly, the net assets and results of operations have been classified as discontinued operations in the accompanying Consolidated Financial Statements.

         In October 1997, the Company sold its electronic security services division. Accordingly, the operating results and gain on disposition of the electronic security services segment have been classified as discontinued operations in the accompanying Consolidated Financial Statements.

BUSINESS COMBINATIONS

         The Company makes its decisions to acquire or invest in businesses based on financial and strategic considerations.

         Businesses acquired through December 31, 1998 and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition. Businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception.

         During the year ended December 31, 1998, the Company acquired various businesses in the automotive retail, solid waste services and automotive rental industries. With respect to continuing operations, the Company issued approximately 21.9 million shares of Common Stock valued at $473.2 million and paid approximately $727.0 million in cash for acquisitions accounted for under the purchase method of accounting. With respect to discontinued operations, the Company issued approximately 3.4 million shares of Common Stock valued at $68.0 million and paid approximately $494.4 million in cash and certain properties for acquisitions accounted for under the purchase method of accounting.

         During the year ended December 31, 1997, the Company acquired various businesses in the automotive retail, automotive rental, solid waste services and electronic security services industries. With respect to continuing operations, the Company issued approximately 43.6 million shares of Common Stock valued at $739.1 million and paid approximately $84.6 million in cash for acquisitions accounted for under the purchase method of accounting and issued approximately 23.6 million shares of Common Stock for acquisitions accounted for under the pooling of interests method of accounting. With respect to discontinued operations, the Company issued approximately 10.1 million shares of Common Stock valued at $224.3 million and paid approximately $163.9 million in cash and notes for acquisitions accounted for under the purchase method of accounting and issued approximately 59.9 million shares of Common Stock for acquisitions accounted for under the pooling of interests method of accounting.

         During the year ended December 31, 1996, the Company acquired various businesses in the automotive retail, automotive rental, solid waste services and electronic security services industries. With respect to continuing operations, the Company issued approximately 1.0 million shares of Common Stock valued at $11.6 million and paid approximately $18.3 million in cash for acquisitions accounted for under the purchase method of accounting and issued approximately 4.2 million shares of Common Stock for acquisitions accounted for under the pooling of interests method of accounting. With respect to discontinued operations, the Company issued approximately 8.1 million shares of Common Stock valued at $75.0 million and paid approximately $33.2 million in cash for acquisitions accounted for under the purchase method of accounting and issued approximately 67.2 million shares of Common Stock for acquisitions accounted for under the pooling of interests method of accounting.

         See Note 2, Business Combinations, of Notes to Consolidated Financial Statements, for further discussion of business combinations.

CONSOLIDATED RESULTS OF OPERATIONS

         The following is a summary of the Company's consolidated results of operations both in gross dollars and on a diluted per share basis for the periods indicated (in millions, except per share data):


                                                   1998                         1997                          1996
                                            --------------------         --------------------          -------------------
                                                         DILUTED                      DILUTED                      DILUTED
                                                           PER                          PER                          PER
                                            GROSS         SHARE          GROSS         SHARE           GROSS        SHARE
                                            -----        -------         -----        -------          -----       -------
Income from continuing
  operations...........................     $225.8       $ .48           $ 13.4        $ .03           $(1.1)      $    --
                                            ------       -----           ------        -----           -----       -------
Income from discontinued
  operations:
    Automotive rental..................      108.8         .23             51.2          .12           (49.9)         (.16)
    Solid waste services...............      153.3         .33            135.6          .31            67.5           .21
    Electronic security
         services......................         --          --              9.5          .02             8.4           .03
    Gain on sale of
         electronic security
         services division.............       11.6         .02            230.0          .54              --            --
Extraordinary charge...................         --          --               --           --           (31.6)         (.10)
                                            ------       -----            -----        -----           -----       -------

Net income (loss)......................     $499.5       $1.06           $439.7        $1.02           $(6.7)      $  (.02)
                                            ======       =====           ======        =====           =====       =======

         The 1997 results from continuing operations include restructuring and other pre-tax charges and a non-recurring gain from the sale of the ADT Limited common stock further described below. The diluted earnings per share effect of restructuring and other pre-tax charges and the non-recurring gain was to decrease diluted earnings per share from continuing operations by $.07 from $.10 to $.03 in 1997.

CONTINUING OPERATIONS

         The Company's business consists primarily of the sale of new and used vehicles and related automotive services and products. The Company owns and operates franchised automotive dealerships and used vehicle megastores under the name AutoNation USA(SM). The Company has significantly expanded its operations through the acquisition of franchised automotive dealerships and currently plans to continue this expansion. The Company has established framework agreements with various manufacturers which allow the Company to acquire franchised automotive dealerships nationwide.

         The following table sets forth the components of revenue, with percentages of total revenue, gross margin, selling, general and administrative expenses, restructuring charges and operating income, with percentages of total revenue, for the periods indicated (in millions):


                                           1998            %              1997           %              1996          %
                                         --------        ------        ---------       ------        ---------      ------
Revenue:
  New vehicle.......................    $ 6,879.1         54.3         $3,683.7         60.2          $1,783.7       60.8
  Used vehicle......................      3,326.3         26.3          1,496.7         24.4             658.3       22.4
  Fixed operations..................      1,383.2         10.9            519.5          8.5             304.3       10.4
  Other.............................      1,076.0          8.5            422.9          6.9             187.4        6.4
                                        ---------        -----         --------        -----          --------      -----
                                        $12,664.6        100.0         $6,122.8        100.0          $2,933.7      100.0
                                        =========        =====         ========        =====          ========      =====

Gross Margin........................    $ 1,755.0         13.8         $  663.8         10.9          $  322.4       11.0
S, G & A:
    Divisional......................    $ 1,359.2         10.7         $  647.2         10.6          $  289.1        9.9
    Corporate.......................         39.5           .3             25.6           .4              27.7         .9
                                        ---------        -----         --------        -----          --------      -----
                                        $ 1,398.7         11.0         $  672.8         11.0          $  316.8       10.8
                                        =========        =====         ========        =====          ========      =====

Restructuring charges...............           --           --         $   85.0          1.4                --         --

Operating Income (Loss):
    Divisional......................    $   395.8          3.1         $  (68.4)        (1.1)         $   33.3        1.1
    Corporate.......................        (39.5)         (.3)           (25.6)         (.4)            (27.7)       (.9)
                                        ---------        -----         --------        -----          --------      -----
                                        $   356.3          2.8         $  (94.0)        (1.5)         $    5.6         .2
                                        =========        =====         ========        =====          ========      =====


         Revenue was $12.66 billion, $6.12 billion and $2.93 billion for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in 1998 over 1997 of $6.54 billion, or 106.8%, is a result of acquisitions which accounted for 97.5%, new AutoNation USA megastores which accounted for 10.4% and volume declines offset by price increases which accounted for (1.1)%. The increase in 1997 over 1996 of $3.19 billion, or 108.7%, is a result of acquisitions which accounted for 85.4%, new AutoNation USA megastores which accounted for 19.5% and price increases offset by volume declines which accounted for 3.8%.

         Gross margin was $1.76 billion, $663.8 million and $322.4 million or, as percentages of revenue, 13.8%, 10.9% and 11.0% for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in aggregate dollars are primarily attributed to acquisitions. The 1998 increase in gross margin as a percentage of revenue is primarily due to reduced inventory costs and product mix.

         Divisional selling, general and administrative expenses were $1.36 billion, $647.2 million and $289.1 million or, as percentages of revenue, 10.7%, 10.6% and 9.9% for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in aggregate dollars primarily reflect the expansion of the Company's operations.

         Corporate general and administrative expenses were $39.5 million, $25.6 million and $27.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. The 1998 increase is a result of the overall growth experienced by the Company. Corporate expenses which will no longer be incurred following the separation of the automotive rental division have been allocated to income from discontinued operations. These allocated costs totaled approximately $14.8 million and $9.6 million for the years ended December 31, 1998 and 1997, respectively.

         During the year ended December 31, 1997, the Company recorded approximately $150.0 million of pre-tax charges associated with combining the Company's franchised automotive dealerships and used vehicle megastore operations into one division. Approximately $85.0 million of these charges appear as restructuring charges in the Company's 1997 Consolidated Statement of Operations and consists of: $42.5 million for consolidation of information systems; $25.3 million related primarily to relocating certain operations; and $17.2 million of severance and other costs. The remaining $65.0 million of these charges relates to inventory consolidation and is included in cost of operations in the Company's 1997 Consolidated Statement of Operations. During the year ended December 31, 1998, the Company reduced its estimated restructuring reserves for information systems and increased its estimated reserves for the relocation of certain operations by approximately $21.0 million. The decrease in the information systems reserve is a result of the Company's decision to eliminate or delay the conversion of certain systems. The increase in the relocation reserve is due to the Company's decision to close its reconditioning centers and relocate the reconditioning operations to the Company's AutoNation USA megastores.

         Through December 31, 1998, the Company has spent approximately $30.3 million related to restructuring activities and has recorded $30.6 million of these restructuring charges against certain assets. As of December 31, 1998, approximately $24.1 million remained in accrued liabilities related primarily to closed reconditioning centers which the Company is actively marketing for sale.

INTEREST INCOME

         Interest income was $8.8 million, $5.4 million and $6.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in 1998 versus 1997 is primarily the result of investments in marketable securities. The decrease in 1997 versus 1996 is primarily the result of lower average cash balances on hand during 1997.

INTEREST EXPENSE

         Interest expense was incurred primarily on borrowings under the Company's revolving credit facility for acquisitions and debt assumed in acquisitions. Interest expense was $14.0 million, $4.5 million and $7.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in 1998 over 1997 is primarily due to borrowings for acquisitions. The decrease in 1997 versus 1996 is primarily due to the repayment of debt. Interest expense related to vehicle inventory financing is included in cost of operations in the accompanying Consolidated Statements of Operations.

OTHER INCOME (EXPENSE)

         Other income for the year ended December 31, 1997 consists primarily of a $102.3 million pre-tax gain from the May 1997 sale of the Company's 15.0 million shares of ADT Limited common stock, net of fees and expenses. Such shares of ADT Limited common stock were received in March 1997 upon the Company's exercise of a warrant which became exercisable upon termination of the Company's agreement to acquire ADT Limited by mutual agreement of the parties in September 1996.

INCOME TAXES

         The provision for income taxes from continuing operations was $126.8 million, $8.0 million and $10.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. The effective income tax rate was 36.0%, 37.4% and 112.0% for the years ended December 31, 1998, 1997 and 1996, respectively. The higher 1996 effective income tax rate is primarily due to varying higher historical effective income tax rates of acquired businesses.

         Effective with RSG's initial public offering on July 1, 1998, RSG has not been included in the Company's consolidated federal income tax return.

DISCONTINUED OPERATIONS

  Automotive Rental

         As a result of the Company's decision to separate ANC from the Company, the net assets and operating results of the Company's rental segment have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements.

         ANC primarily rents vehicles on a daily or weekly basis through Alamo Rent-A-Car, Inc. ("Alamo"), National Car Rental System, Inc. ("National") and CarTemps USA ("CarTemps"). The Company's automotive rental operations and particularly the leisure travel market is highly seasonal. In these operations, the third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season, the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect. The first and fourth quarters for the Company's automotive rental operations are generally the weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

         A summary of the Company's rental operations is as follows for the years ended December 31 (in millions):

                                                                              1998               1997               1996
                                                                              ----               ----               ----
Revenue  .........................................................          $3,453.6           $3,055.1           $2,699.4
Expenses:
     Cost of operations...........................................           2,622.9            2,337.5            2,167.2
     Selling, general and administrative..........................             651.8              557.5              547.1
     Restructuring and other charges..............................                --               78.0               13.5
                                                                            --------           --------           --------
Operating income (loss)...........................................             178.9               82.1              (28.4)
Interest expense..................................................              (8.0)              (6.6)             (30.3)
Interest and other income.........................................               (.8)               6.0               13.8
                                                                            --------           --------           --------
Income (loss) before income taxes.................................             170.1               81.5              (44.9)
Provision for income taxes........................................              61.3               30.3                5.0
                                                                            --------           --------           --------
Net income (loss).................................................          $  108.8           $   51.2           $  (49.9)
                                                                            ========           ========           ========

         Automotive rental revenue was $3.45 billion, $3.06 billion and $2.7 billion for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in 1998 over 1997 of $398.5 million, or 13.0%, is a result of acquisitions which accounted for 10.3% and volume and primarily price which accounted for 2.7%. The increase in 1997 over 1996 of $355.7 million, or 13.2%, is a result of volume which accounted for 4.6%, price which accounted for 4.4% and acquisitions which accounted for 4.2%.

         Cost of automotive rental operations was $2.62 billion, $2.34 billion and $2.17 billion or, as a percentage of automotive rental revenue, 76.0%, 76.5% and 80.3% for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in aggregate dollars for 1998 and 1997 are primarily attributed to acquisitions, maintaining a larger fleet and, in 1997, higher rental volume. The decreases in such expenses as percentages of revenue are primarily a result of revenue improvement from rental rate increases.

         Selling, general and administrative expenses were $651.8 million, $557.5 million and $547.1 million or, as percentages of automotive rental revenue, 18.8%, 18.2% and 20.3% for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in aggregate dollars are primarily due to acquisitions and, in 1998, costs associated with implementing the Company's Global Odyssey operating system ("Global Odyssey"). The 1998 increase in selling, general and administrative expenses as a percentage of revenue versus 1997 is primarily due to costs associated with implementing Global Odyssey and higher selling costs. The 1997 decrease as a percentage of automotive rental revenue versus 1996 is primarily due to the reduction of selling and administrative expenses of acquired businesses.

         During the year ended December 31, 1997, the Company recorded approximately $78.0 million of restructuring and other charges associated with integrating the Company's automotive rental operations. These charges primarily include costs related to elimination of redundant information systems, fleet consolidation, closure or sale of duplicate rental facilities and other non-recurring expenses. As of December 31, 1998, approximately $19.5 million of restructuring reserves remained related to these charges. The Company expects the majority of these reserves to be utilized during 1999, however certain contractual obligations for closed locations extend through 2002.

         During the year ended December 31, 1996, the Company recorded approximately $13.5 million of restructuring charges related to the integration of the operations of Alamo into those of the Company. These costs primarily include severance benefits. The activities associated with these charges were substantially completed during 1997.

         The Company finances vehicle purchases for its domestic automotive rental operations through commercial paper and medium-term note financings. At December 31, 1998, the Company had commercial paper programs aggregating $3.55 billion comprised of a $2.3 billion single-seller commercial paper program and three bank-sponsored multi-seller commercial paper conduit facilities totaling $1.25 billion. Borrowings under these programs are secured by eligible vehicle collateral and bear interest at market-based commercial paper rates. As of December 31, 1998, the Company had approximately $202.6 million of availability under these programs. As of December 31, 1998, approximately 90% of the revenue earning vehicles financed under these programs were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods up to 24 months. The Company expects to continue to fund its revenue earning vehicle purchases with secured vehicle financings.

         In January 1999, the Company increased the commercial paper program to $3.9 billion through an increase in the conduit facilities from $1.25 billion to $1.6 billion. In February 1999, the Company issued $1.8 billion of rental vehicle asset-backed medium-term notes consisting of $550.0 million floating rate notes maturing through 2003; $750.0 million 5.88% fixed rate notes maturing through 2003; and $500.0 million 6.02% fixed rate notes maturing through 2005. In May 1999, the Company issued an additional $700.0 million of floating rate asset-backed medium-term notes maturing through 2005 (collectively, the "Notes"). The Company fixed the effective interest rate on the $1.25 billion floating rate notes at 6.03% through the use of certain derivative transactions. Letters of credit totaling $250.0 million provide credit enhancement for the Notes. Proceeds from the Notes were used to refinance amounts outstanding under the commercial paper programs. As a result of the refinancing, the Company has reduced its commercial paper program from $3.9 billion to $2.39 billion, comprised of a $1.99 billion single-seller program and a bank-sponsored multi-seller commercial paper conduit facility totaling $400.0 million.

         The Company uses interest rate swap agreements to manage the impact of interest rate changes on the Company's variable rate revenue earning vehicle debt. The amounts exchanged by the counterparties to interest rate swap agreements are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate swaps form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged, and therefore, do not represent a measure of the Company's exposure as an end user of derivative financial instruments. At December 31, 1998, notional principal amounts related to revenue earning vehicle debt interest rate swaps (variable to fixed rate) were $2.45 billion. As of December 31, 1998, the weighted average fixed rate payment on variable to fixed rate swaps was 5.88%. Variable rates received are indexed to the Commercial Paper Nonfinancial Rate.

  Solid Waste Services

         The Company sold its remaining interest in RSG in May 1999 resulting in an after tax gain of approximately $379.3 million. The net assets and operating results of the Company's former solid waste services segment have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements.

         A summary of the Company's former solid waste services operations is as follows for the years ended December 31 (in millions):


                                                                              1998               1997               1996
                                                                              ----               ----               ----
Revenue  .........................................................          $1,369.1           $1,127.7            $953.3
Expenses:
     Cost of operations...........................................             949.0              809.1             703.6
     Selling, general and administrative..........................             120.8              107.1             126.9
     Restructuring and other charges..............................                --                 --               8.8
                                                                            --------           --------            ------
Operating income..................................................             299.3              211.5             114.0
Interest expense..................................................              (7.4)              (5.7)            (10.9)
Interest and other income.........................................                .6                6.7              13.9
                                                                            --------           --------            ------
Income before income taxes........................................             292.5              212.5             117.0
Provision for income taxes........................................             105.3               76.9              49.5
                                                                            --------           --------            ------
Net income before minority interest...............................             187.2              135.6              67.5
Minority interest.................................................              33.9                 --                --
                                                                            --------           --------            ------
Net income........................................................          $  153.3           $  135.6            $ 67.5
                                                                            ========           ========            ======


         Revenue from the Company's solid waste services operations was $1.37 billion, $1.13 billion and $953.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in 1998 over 1997 of $241.4 million, or 21.4%, is a result of internal growth which accounted for 12.8% of the increase and acquisitions which accounted for 8.6% of the increase. Price and primarily volume contributed 7.0% of the internal growth increase and "tuck-in" acquisitions contributed 5.8% of the increase. The increase in 1997 over 1996 of $174.4 million, or 18.3%, is a result of internal growth which accounted for 10.8% of the increase and acquisitions which accounted for 7.5% of the increase. Price and primarily volume contributed 7.4% of the internal growth increase and "tuck-in" acquisitions contributed 3.4%.

         Cost of solid waste services operations was $949.0 million, $809.1 million and $703.6 million or, as a percentage of solid waste revenue, 69.3%, 71.7% and 73.8% for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in aggregate dollars are a result of the expansion of the Company's solid waste services operations through acquisitions and internal growth. The decreases in cost of solid waste services operations as a percentage of revenue are primarily a result of improved operating efficiencies.

         Selling, general and administrative expenses related to the Company's solid waste services operations were $120.8 million, $107.1 million and $126.9 million or, as percentages of solid waste revenue, 8.8%, 9.5% and 13.3% for the years ended December 31, 1998, 1997 and 1996, respectively. The decreases in selling, general and administrative expenses as percentages of revenue in each of the years are primarily due to leveraging the existing overhead structure over an expanding revenue base.

         During the year ended December 31, 1996, the Company recorded restructuring and other charges totaling $8.8 million. These charges consist primarily of the cost of closing certain landfills, asset write-offs and merger expenses. The activities associated with these charges were completed during 1997.

         Minority interest during the year ended December 31, 1998 represents 36.1% (the percentage of RSG common stock issued in the initial public offering described below under "Financial Condition") of RSG's net income during the period subsequent to the initial public offering. Such amount has been reflected as a reduction of income from discontinued operations in the accompanying Consolidated Statements of Operations.

Electronic Security Services

         In October 1997, the Company sold its electronic security services division for approximately $610.0 million resulting in an after tax gain of approximately $230.0 million. In 1998, the Company finalized the sale resulting in an additional after tax gain of approximately $11.6 million. The operating results and gain on disposition of the electronic security services segment have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements. Revenue and net income from the electronic security services segment was $83.8 million and $9.5 million in 1997 for the period prior to disposition, respectively, and $85.3 million and $8.4 million for 1996, respectively.

         See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements, for further discussion of these discontinued operations.

EXTRAORDINARY CHARGE

         During the year ended December 31, 1996, in connection with refinancing Alamo's debt at substantially lower interest rates, the Company recorded an extraordinary charge of approximately $31.6 million, net of income taxes. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other related fees. See Note 3, Notes Payable and Long-Term Debt, of Notes to Consolidated Financial Statements for further discussion of this charge.

FINANCIAL CONDITION

         At December 31, 1998, the Company had $183.8 million in cash and cash equivalents and approximately $426.2 million of availability under its $1.0 billion unsecured revolving credit facility which may be used for general corporate purposes. In March 1999, the Company entered into a $500.0 million 364-day unsecured bank revolving credit facility. This facility will be used for general corporate purposes and complements the $1.0 billion bank revolving credit facility maturing in April 2002.

         In July 1998, the Company's solid waste subsidiary, RSG, completed an initial public offering resulting in net proceeds of approximately $1.43 billion. In May 1999, the Company sold substantially all of its remaining interest in RSG in a public offering resulting in proceeds of approximately $1.78 billion. Proceeds from the offerings were used to finance the growth of the Company's automotive operations and to repurchase shares under the Company's repurchase program.

         The Company has vehicle inventory financing and other credit facilities to fund its automotive retail operations. In November 1998, the Company entered into a $500.0 million bank-sponsored multi-seller commercial paper conduit facility to finance new and used vehicle inventory for the Company's automotive retail operations. This facility supplements the new and used vehicle inventory finance facilities provided by vehicle manufacturer captive finance companies. As of December 31, 1998, approximately $7.5 million was financed under this facility. In connection with the development of the AutoNation USA megastores, the Company is the lessee under a $500.0 million operating lease facility established to acquire and develop properties used in its business. The Company has guaranteed the residual value of the properties under this facility which guarantee totaled approximately $418.6 million at December 31, 1998.

         In September 1998, the Company entered into a $1.0 billion commercial paper warehouse facility with unrelated financial institutions for the securitization of installment loan receivables generated by the Company's automotive finance subsidiary. This facility was increased to $1.7 billion in 1999. Through December 31, 1998, the Company has securitized approximately $698.8 million of loan receivables under this program, net of retained interests. Installment loans sold under this program are nonrecourse beyond the Company's retained interests. Proceeds from the securitization were primarily used to repay borrowings under the Company's revolving credit facility. The Company expects to continue to securitize receivables under this facility and/or other programs. The Company has entered into certain interest rate derivative transactions with certain financial institutions to manage the impact of interest rate changes on securitized installment loan receivables. These derivative transactions consist of a series of interest rate caps and floors which effectuate a variable to fixed rate swap at a weighted average rate of 5.18% at December 31, 1998. Variable rates on the underlying portfolio are indexed to the Commercial Paper Nonfinancial Rate.

         In August 1998, the Company's Board of Directors authorized the repurchase of up to $500.0 million of Common Stock over the following 12 months. Repurchases are made either pursuant to Rule 10b-18 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. As of December 31, 1998, the Company had repurchased 9.1 million shares of Common Stock for an aggregate price of approximately $136.0 million. In July 1999, the Company's Board of Directors authorized the repurchase of an additional $500.0 million of Common Stock.

         The Company's automotive rental operations are financed through various revenue earning vehicle and working capital debt facilities. The Company provides certain guarantees related to these financings. For a transition period following the distribution of ANC in January 2000, the Company may continue to provide certain guarantees until ANC is able to amend or replace certain debt facilities.

         The Company believes that it has sufficient operating cash flow and other financial resources necessary to meet its anticipated capital requirements and obligations as they come due.

CASH FLOWS

         Cash and cash equivalents increased $644.7 million and decreased by $215.5 million and $13.1 million during the years ended December 31, 1998, 1997 and 1996, respectively. The major components of these changes are discussed below.

  Cash Flows from Operating Activities

         Cash (used in) provided by operating activities of continuing operations was ($34.2) million, ($517.7) million and $6.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. The 1997 increase in cash used in operating activities is primarily attributed to the development of the Company's used vehicle megastore operations.

         Cash used in operating activities of discontinued operations was $50.8 million, $158.1 million and $312.2 million for the years ended December 31, 1998, 1997 and 1996, respectively.

  Cash Flows from Investing Activities

         Cash flows from investing activities consist primarily of cash used for business acquisitions and capital additions and other transactions as further described below.

         Cash used in business acquisitions was $727.0 million, $84.6 million and $18.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. See "Business Combinations" of Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2, Business Combinations, of Notes to Consolidated Financial Statements for a further discussion of business combinations.

         Capital additions were $244.4 million, $210.0 million and $68.1 million during the years ended December 31, 1998, 1997 and 1996, respectively. The increases are primarily a result of expansion of the Company's business.

         In July 1998, the Company's solid waste subsidiary, RSG, completed an initial public offering resulting in net proceeds of approximately $1.43 billion.

         In October 1997, the Company sold its electronic security services division for approximately $610.0 million.

         In March 1997, the Company exercised its warrant to acquire 15.0 million common shares of ADT Limited for $20 per share. In May 1997, the Company sold the 15.0 million ADT Limited common shares for $27.50 per share to certain institutional investors.

         Cash used in investing activities of discontinued operations was $872.7 million, $396.4 million and $205.7 million during the years ended December 31, 1998, 1997 and 1996, respectively, and consists primarily of business acquisitions and capital additions.

         The Company intends to finance capital expenditures and cash used in business acquisitions through cash on hand, the Company's revolving credit facility and other financings.

  Cash Flows from Financing Activities

         Cash flows from financing activities during the years ended December 31, 1998, 1997 and 1996 included commercial bank borrowings, repayments of debt and other transactions as further described below.

         During the year ended December 31, 1998, the Company repurchased approximately 9.1 million shares of Common Stock for an aggregate price of approximately $136.0 million under its $500.0 million share repurchase program.

         During the year ended December 31, 1997, the Company sold 15.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552.7 million.

         During the year ended December 31, 1996, the Company sold an aggregate of 22.0 million shares of Common Stock in private placement transactions resulting in net proceeds of approximately $550.9 million.

         Cash provided by (used in) financing activities of discontinued operations was $1.35 billion, $353.0 million and $(1.1) million during the years ended December 31, 1998, 1997 and 1996, respectively, and consists primarily of bank borrowings and/or repayments.

         These financing activities were used to fund capital additions and acquisitions as well as to repay debt assumed in acquisitions and expand the Company's business during these years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The tables below provide information about the Company's market sensitive financial instruments and constitute "forward-looking statements". All items described are non-trading.

         The Company's primary market risk exposure is changing interest rates, primarily in the United States. Due to its limited foreign operations, the Company does not have material market risk exposures relative to changes in foreign exchange rates. The Company's policy is to manage interest rates through the use of a combination of fixed and floating rate debt. Interest rate derivatives may be used to adjust interest rate exposures when appropriate, based upon market conditions. These derivatives consist of interest rate swaps, caps and floors which are entered into with a group of financial institutions with investment grade credit ratings, thereby minimizing the risk of credit loss.

         In its automotive retail operations, the Company has entered into a series of interest rate caps and floors contractually maturing in 2004 to manage the impact of interest rate changes on securitized installment loan receivables. Expected maturity dates are based upon the estimated repayment of the underlying receivables after considering estimated prepayments and credit losses. Average rates on interest rate caps and floors are based upon contractual rates. In addition, the Company uses variable to fixed interest rate swaps to manage the impact of interest rate changes on borrowings under the Company's variable rate revolving credit facility. Expected maturity dates for variable rate debt and interest rate swaps are based upon contractual maturity dates. Average pay rates under interest rate swaps are based upon contractual fixed rates. Average variable receive rates under interest rate swaps are based on implied forward rates in the yield curve at the reporting date.

         In its automotive rental operations, the Company uses variable to fixed interest rate swap agreements to manage the impact of interest rate changes on the Company's variable rate revenue earning vehicle debt. Expected maturity dates for variable rate debt and interest rate swaps are based upon contractual maturity dates. Average pay rates under interest rate swaps are based upon contractual fixed rates. Average variable receive rates under interest rate swaps are based on implied forward rates in the yield curve at the reporting date.

         Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement. The fair value of variable rate debt approximates the carrying value since interest rates are variable and, thus, approximate current market rates. The fair value of interest rate swaps, caps and floors is determined from dealer quotations and represents the discounted future cash flows through maturity or expiration using current rates, and is effectively the amount the Company would pay or receive to terminate the agreements.


                                                                 Expected Maturity Date                         Fair Value
                                                             -----------------------------                     December 31,
December 31, 1998                 1999         2000          2001        2002         2003  Thereafter  Total      1998
-----------------                 ----         ----          ----        ----         ----  ----------  -----      ----
                                                                     (IN MILLIONS)
(Asset)/Liability
CONTINUING OPERATIONS:
Variable rate debt...........  $1,339.2     $      --       $   --     $500.0      $    --   $   --    $1,839.2   $1,839.2
    Average interest rates...      5.81%           --           --       6.57%          --       --
Interest rate caps...........     287.2         192.6        146.1       90.3         20.9       --       737.1       (8.9)
    Average rate.............      5.47%         5.47%        5.47%      5.47%        5.47%      --
Interest rate floors.........     287.2         192.6        146.1       90.3         20.9       --       737.1        7.1
    Average rate.............      4.61%         4.61%        4.61%      4.61%        4.61%      --
Interest rate swaps..........        --            --           --         --        100.0       --       100.0        1.7
    Average pay rate.........        --            --           --         --         5.60%      --
    Average receive rate.....        --            --           --         --         5.65%      --
DISCONTINUED OPERATIONS:
Variable rate debt...........  $3,043.8     $ 1,263.3       $  3.2     $ 38.0      $ 503.1   $ 35.9    $4,887.3   $4,887.3
    Average interest rates...      5.73%         5.54%        5.31%      5.83%        6.42%    5.21%
Interest rate swaps..........     650.0       1,000.0        250.0      150.0        400.0       --     2,450.0       45.3
    Average pay rate.........      5.83%         5.94%        6.15%      5.88%        5.64%      --
    Average receive rate.....      5.19%         5.41%        5.53%      5.53%        5.53%      --




                                                                 Expected Maturity Date                         Fair Value
                                                             -----------------------------                     December 31,
December 31, 1997                 1998         1999          2000        2001         2002  Thereafter  Total      1997
-----------------                 ----         ----          ----        ----         ----  ----------  -----      ----
                                                                     (IN MILLIONS)
(Asset)/Liability
CONTINUING OPERATIONS:
Variable rate debt...........  $  472.5        $   --    $     --      $   --      $250.0    $   --    $  722.5   $  722.5
    Average interest rates...      6.36%           --          --          --        5.93%       --
DISCONTINUED OPERATIONS:
Variable rate debt...........  $2,242.5        $155.2    $1,074.4      $  1.8      $ 36.9    $ 35.1    $3,545.9   $3,545.9
    Average interest rates...      6.13%         6.19%       5.86%       4.75%       6.20%     4.75%
Interest rate swaps..........     300.0         650.0     1,000.0       150.0       150.0        --     2,250.0        8.0
    Average pay rate.........      5.85%         5.81%       5.95%       6.50%       5.88%       --
    Average receive rate.....      5.50%         5.50%       5.50%       5.50%       5.50%       --


SEASONALITY

         The Company's operations generally experience higher volumes of vehicle sales in the second and third quarters of each year in part due to consumer buying trends and the introduction of new vehicle models.

YEAR 2000

         The Company utilizes software and related technologies throughout its businesses that will be affected by the date change in the year 2000 ("Y2K"). The Company is addressing the issue of computer programs, embedded chips and third party suppliers that may be impacted by Y2K. The Company has developed a dedicated Y2K Project Office to coordinate compliance efforts and ensure that the project status is monitored and reported throughout the organization.

         The Company has identified four core phases in preparing for Y2K:

         Assessment -- In the assessment phase, an inventory is performed of software, hardware, telecommunications equipment and embedded chip technology. Also, critical systems and vendors are identified and prioritized.

         Analysis -- In the analysis phase, each system or item assessed as critical is reviewed to determine Y2K compliance. Key vendors are also evaluated at this time to determine their compliance status.

         Remediation -- In the remediation phase, modifications or replacements are made to critical systems and equipment to make them Y2K-compliant or the systems and/or vendors are replaced with compliant systems or vendors. Decisions are also made as to whether changes are necessary or feasible for key third-party suppliers.

         Testing and Validation -- In this phase, the Company prepares, executes and verifies the testing of critical systems.

         The Company has developed plans to correct Y2K issues and, to date, have made progress as follows:

Automotive Retail:

         The Company's franchised automotive dealerships and AutoNation USA megastores use one of six Dealer Management Systems ("DMS"), which perform the core functions of a dealership's operations. The assessment and analysis of these systems is complete indicating, subject to verification and testing, that the DMS systems provided by these vendors are Y2K compliant or will be Y2K compliant with an upgrade. Approximately 90% of the Company's franchised automotive dealerships using these DMS systems have been upgraded to a compliant version The remaining 10% are scheduled for upgrades by the vendor during October and November 1999.

         The Company is substantially complete with its assessment, analysis, remediation and testing of its other software applications, other business systems, products, suppliers, and embedded chips in use at its AutoNation USA megastores and franchised automotive dealerships.

Automotive Rental:

         For several years, the Company, in conjunction with external consultants, has been developing the Global Odyssey system, which will replace substantially all rental systems, as well as the applicable hardware and operating systems. This system was designed to be Y2K compliant and Y2K testing was completed prior to the implementation of the Global Odyssey reservation, operations and financial systems at National's domestic operations prior to the end of 1998. The Global Odyssey fleet system was implemented at National's North American locations during the first quarter of 1999.

         Alamo has completed remediation of all of its existing systems. Testing is substantially complete but will continue throughout the remainder of 1999.

         The Automotive Rental Division has assessed the majority of its North American rental locations to identify other critical business systems, products and vendors, including embedded chip issues. Remediation is ongoing to modify or replace business systems, products and vendors that are not Y2K compliant. Remediation was substantially complete as of September 1999. The Company has also developed a plan for its European locations, some of which are supported by Alamo. The remaining European locations are supported by systems developed and supported by the United Kingdom headquarters. These systems have been remediated and testing is scheduled to be completed by the end of October 1999.

         CarTemps USA has only one automated mission critical application. That application is believed to be compliant and is undergoing testing which is scheduled to be completed by the end of October 1999.

Costs To Address Y2K

         Through June 30, 1999, the Company has spent approximately $14.4 million on Y2K efforts across all areas; of which $5.6 million relates to the Company's continuing automotive retail operations and $8.8 million relates to the Company's discontinued automotive rental operations. The Company currently expects to spend a total of approximately $24.1 million when complete ($12.7 million for continuing automotive retail operations and $11.4 million for discontinued automotive rental operations); $4.5 million of which has or is expected to be incurred as automotive retail capital expenditures and depreciated accordingly. Automotive rental amounts exclude costs associated with replacing the Company's automotive rental systems with Global Odyssey since the Global Odyssey implementation was planned in advance and not accelerated as a result of Y2K. The Company expects to fund Y2K costs through operating cash flow. All system modification costs associated with Y2K will be expensed as incurred. Y2K expenditures vary significantly in project phases and vary depending on remedial methods used. Past expenditures in relation to total estimated costs should not be considered or relied on as a basis for estimating progress to completion for any element of the Y2K project.

Risks and Contingency Plans

         The Company presently believes that upon remediation of its business software applications, embedded technology, and compliance by key vendors the Y2K issue will not present a materially adverse risk to the Company's future consolidated results of operations, liquidity and capital resources. However, if such remediation is not completed in a timely manner, the Company believes that the most likely worst case scenario would be a delay or disruption in the delivery of products, including but not limited to, the supply of new vehicles and/or original equipment manufacturer replacement (OEM) parts to the Retail and/or Rental divisions. Either of these conditions could have a material adverse impact on the Company's operations including, but not limited to, loss of revenue, increased operating costs, loss of customers or suppliers, or other significant disruptions to the Company's business.

         The Company has developed comprehensive business contingency plans for all mission critical business processes. These plans will be modified and updated throughout the remainder of 1999.

         Determining the Y2K readiness of third party products and business dependencies requires pursuit, collection and appraisal of voluntary statements made or provided by those parties, if available, together with independent factual research. The Company has identified its material third-party relationships and has surveyed these parties. The results are being analyzed as surveys are received. Although the Company has taken, and will continue to take, reasonable efforts to gather information to determine and verify the readiness of products and dependencies, there can be no assurances that reliable information will be offered or otherwise available. In addition, verification methods (including testing methods) may not be reliable or fully implemented. Accordingly, notwithstanding the foregoing efforts, there are no assurances that the Company is correct in its determination or belief that a product (information technology and other computerized equipment) or a business dependency (including a supplier, distributor or ancillary industry group) is Y2K ready.


NEW ACCOUNTING PRONOUNCEMENTS

         In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

         In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company's accounting policies conform with the requirements of SOP 98-5; therefore adoption of this Statement will not impact the Company's consolidated financial position or results of operations.

         In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 amends FASB Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") by deferring the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company will adopt SFAS 133 beginning January 1, 2001. The Company has not yet quantified the impact of adopting SFAS 133 on the Company's consolidated financial statements. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

FORWARD-LOOKING STATEMENTS

         Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, competition in the Company's lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the dependence on vehicle manufacturers to approve franchised automotive dealership acquisitions and the restrictions imposed by vehicle manufacturers on franchised automotive dealership acquisitions and operations; the risk of unfavorable economic conditions on the Company's operations; the Company's dependence on key personnel; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the risks and costs associated with complying with the date change in the year 2000; the ability to develop and implement operational and financial systems to manage rapidly growing operations; and other factors contained in the Company's filings with the Securities and Exchange Commission.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of AutoNation, Inc.:

         We have audited the accompanying consolidated balance sheets of AutoNation, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AutoNation, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

         Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP


Fort Lauderdale, Florida,
October 15, 1999.

                                AUTONATION, INC.

                          CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31,
                        (IN MILLIONS, EXCEPT SHARE DATA)



                                                                                            1998                 1997
                                                                                            ----                 ----
                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents........................................................         $  183.8            $   84.3
   Receivables, net.................................................................            966.4               313.3
   Inventory........................................................................          1,849.5             1,081.3
   Other current assets.............................................................             61.5                42.2
                                                                                             --------            --------
         Total Current Assets.......................................................          3,061.2             1,521.1
INVESTMENTS.........................................................................            167.7                 8.7
PROPERTY AND EQUIPMENT, NET.........................................................          1,521.5               912.4
INTANGIBLE AND OTHER ASSETS, NET....................................................          2,092.9               866.8
NET ASSETS OF DISCONTINUED OPERATIONS...............................................          1,568.9             1,543.1
                                                                                             --------            --------
                                                                                             $8,412.2            $4,852.1
                                                                                             ========            ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable.................................................................         $  117.6            $   56.4
   Accrued liabilities..............................................................            428.5               218.7
   Notes payable and current maturities of long-term
      debt..........................................................................          1,344.8               476.0
   Other current liabilities........................................................            106.4                 1.4
                                                                                             --------            --------
         Total Current Liabilities..................................................          1,997.3               752.5
LONG-TERM DEBT, NET OF CURRENT MATURITIES...........................................            520.9               261.1
DEFERRED INCOME TAXES...............................................................            323.0               316.5
OTHER LIABILITIES...................................................................            146.8                37.7
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
   Preferred stock, par value $.01 per share;
      5,000,000 shares authorized; none issued......................................               --                   --
   Common stock, par value $.01 per share;
      1,500,000,000 shares authorized; 467,240,307
      and 432,705,796 shares issued and outstanding
      including shares held in treasury, respectively...............................              4.7                 4.3
   Additional paid-in capital.......................................................          4,628.9             3,051.5
   Retained earnings................................................................            930.9               431.4
   Accumulated other comprehensive loss.............................................             (4.3)               (2.9)
   Treasury stock, at cost; 9,110,400 shares held
      at December 31, 1998..........................................................           (136.0)                  --
                                                                                             --------             --------
         Total Shareholders' Equity.................................................          5,424.2             3,484.3
                                                                                             --------            --------
                                                                                             $8,412.2            $4,852.1
                                                                                             ========            ========

        The accompanying notes are an integral part of these statements.

                                AUTONATION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                               1998              1997             1996
                                                                               ----              ----             ----

REVENUE  .........................................................           $12,664.6         $6,122.8          $2,933.7
COST OF OPERATIONS................................................            10,909.6          5,459.0           2,611.3
                                                                             ---------         --------          --------
GROSS MARGIN......................................................             1,755.0            663.8             322.4
SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES.......................................................             1,398.7            672.8             316.8
RESTRUCTURING CHARGES.............................................                  --             85.0                --
                                                                              ---------        --------           --------
OPERATING INCOME (LOSS)...........................................               356.3            (94.0)              5.6
INTEREST INCOME...................................................                 8.8              5.4               6.6
INTEREST EXPENSE..................................................               (14.0)            (4.5)             (7.2)
OTHER INCOME, NET.................................................                 1.5            114.5               4.2
                                                                             ---------         --------          --------
INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES............................................               352.6             21.4               9.2
PROVISION FOR INCOME TAXES........................................               126.8              8.0              10.3
                                                                             ---------         --------          --------
INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE EXTRAORDINARY CHARGE....................................               225.8             13.4              (1.1)
                                                                             ---------         --------          --------
DISCONTINUED OPERATIONS:
   Income from discontinued operations,
      net of income taxes.........................................               262.1            196.3              26.0
   Gain on disposal of segment, net of
      income taxes of $8.4 and $233.7.............................                11.6            230.0                --
                                                                             ---------         --------           -------
                                                                                 273.7            426.3              26.0
INCOME BEFORE EXTRAORDINARY CHARGE................................               499.5            439.7              24.9
EXTRAORDINARY CHARGE RELATED TO EARLY
   EXTINGUISHMENT OF DEBT, NET OF BENEFIT
   FOR INCOME TAXES OF $15.0......................................                  --               --             (31.6)
                                                                             ---------         --------          --------
NET INCOME (LOSS).................................................           $   499.5         $  439.7          $   (6.7)
                                                                             =========         ========          ========

BASIC EARNINGS (LOSS) PER SHARE:
   Continuing operations..........................................           $     .50         $    .03          $     --
   Discontinued operations........................................                 .60             1.06               .08
   Extraordinary charge...........................................                  --               --              (.10)
                                                                             ---------         --------          --------
   Net income (loss)..............................................           $    1.10         $   1.09          $   (.02)
                                                                             =========         ========          =========
DILUTED EARNINGS (LOSS) PER SHARE:
   Continuing operations..........................................           $     .48         $    .03          $     --
   Discontinued operations........................................                 .58              .99               .08
   Extraordinary charge...........................................                  --               --              (.10)
                                                                             ---------         --------          --------
   Net income (loss)..............................................           $    1.06         $   1.02          $   (.02)
                                                                             =========         ========          ========


        The accompanying notes are an integral part of these statements.

                                AUTONATION, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN MILLIONS)



                                                                                         Accumulated
                                                                                            Other
                                                                                           Compre-                  Compre-
                                                              Additional                   hensive                  hensive
                                                  Common        Paid-in     Retained       Income     Treasury      Income
                                                   Stock        Capital     Earnings       (Loss)       Stock       (Loss)
                                                  ------      ----------    --------       -------    --------      -------
BALANCE AT DECEMBER 31, 1995.....................   $3.0      $  675.6       $107.8        $ 2.6      $    --
   Comprehensive loss:
     Net loss....................................     --            --         (6.7)          --           --      $ (6.7)
     Other comprehensive loss--
         foreign currency translation
         adjustments.............................     --            --           --          (.8)          --         (.8)
                                                                                                                   ------

         Comprehensive loss......................     --            --           --           --           --      $ (7.5)
                                                                                                                   ======

   Sales of common stock.........................     .2         550.7           --           --           --
   Stock issued in acquisitions..................     .1          86.5           --           --           --
   Exercise of stock options and
     warrants, including income tax
     benefit of $20.3............................     --          43.7           --           --           --
   Distributions to former owners
     of pooled companies.........................     --            --        (78.4)          --           --
   Other ........................................     .1          31.1          4.4           --           --
                                                    ----      --------       ------        -----      -------
BALANCE AT DECEMBER 31, 1996.....................    3.4       1,387.6         27.1          1.8           --
   Comprehensive income (loss):
     Net income..................................     --            --        439.7           --           --      $439.7
     Other comprehensive loss--
         foreign currency translation
         adjustments.............................     --            --           --         (4.7)          --        (4.7)
                                                                                                                   ------
         Comprehensive income....................     --            --           --           --           --      $435.0
                                                                                                                   ======
   Sales of common stock.........................     .2         552.5           --           --           --
   Stock issued in acquisitions..................     .6         962.8           --           --           --
   Exercise of stock options and
     warrants, including income tax
     benefit of $32.7............................     .1          92.0           --           --           --
   Distributions to former owners
     of pooled companies.........................     --            --        (31.4)          --           --
   Other ........................................     --          56.6         (4.0)          --           --
                                                    ----      --------       ------        -----      -------
BALANCE AT DECEMBER 31, 1997.....................    4.3       3,051.5        431.4         (2.9)          --
   Comprehensive income (loss):
     Net income..................................     --            --        499.5           --           --      $499.5
                                                                                                                   ------
     Other comprehensive income
         (loss):
         Foreign currency translation
           adjustments...........................     --            --           --           --           --        (1.6)
         Unrealized loss on marketable
           securities............................     --            --           --           --           --         (.4)
         Unrealized gain on interest-
           only strip receivables................     --            --           --           --           --          .6
                                                                                                                   ------
         Other comprehensive loss................     --            --           --         (1.4)          --        (1.4)
                                                                                                                   ------
           Comprehensive income..................     --            --           --           --           --      $498.1
                                                                                                                   ======

   Stock issued in acquisitions..................     .3         540.9           --           --           --
   Sale of common stock of RSG...................     --         998.5           --           --           --
   Purchases of treasury stock...................     --            --           --           --       (136.0)
   Exercise of stock options and
     warrants, including income tax
     benefit of $4.8.............................     .1          38.0           --           --           --
                                                    ----      --------       ------        -----      -------
BALANCE AT DECEMBER 31, 1998.....................   $4.7      $4,628.9       $930.9        $(4.3)     $(136.0)
                                                    ====      ========       ======        =====      =======


        The accompanying notes are an integral part of these statements.

                                AUTONATION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (IN MILLIONS)


                                                                                 1998            1997             1996
                                                                                 ----            ----             ----
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
   Net income (loss).................................................        $   499.5        $   439.7         $    (6.7)
   Adjustments to reconcile net income
      (loss) to net cash provided by (used in) operating
      activities:
      Depreciation and amortization of
         property and equipment......................................             40.1             23.2              10.3
      Amortization of intangible assets..............................             39.6             15.6                .6
      Deferred income tax provision..................................             12.2             75.9               1.1
      Non-cash restructuring and other charges.......................               --            118.6              73.2
      Loss on extinguishment of debt,
         net of income taxes.........................................               --                --             31.6
      Gain on sale of marketable securities..........................               --           (102.3)                --
      Income from discontinued operations............................           (273.7)          (426.3)            (26.0)
      Changes in assets and liabilities,
         net of effects from business
         acquisitions:
         Receivables.................................................           (400.4)          (125.5)            (19.7)
         Inventory...................................................             66.5           (207.6)            (21.4)
         Other assets................................................            (23.0)            30.6             (16.1)
         Accounts payable and accrued liabilities....................            (85.2)          (100.7)            (24.6)
         Other liabilities...........................................             90.2           (258.9)              4.3
                                                                             ---------        ---------         ---------
                                                                                 (34.2)          (517.7)              6.6
                                                                             ---------        ---------         ---------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
   Cash used in business acquisitions,
      net of cash acquired...........................................           (727.0)           (84.6)            (18.3)
   Purchases of property and equipment...............................           (244.4)          (210.0)            (68.1)
   Purchases of marketable securities................................           (193.6)          (300.0)               --
   Sales of marketable securities....................................             94.1            402.3                --
   Proceeds from sale of common stock of RSG.........................          1,433.6               --                --
   Cash received on disposal of electronic
      security division..............................................               --            610.0                --
   Other ............................................................            (64.0)              .2            (239.2)
                                                                             ---------        ---------         ---------
                                                                                 298.7            417.9            (325.6)
                                                                             ---------        ---------         ---------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
   Proceeds from long-term debt
      and notes payable..............................................             17.0            328.4             124.5
   Payments of long-term debt and notes payable......................           (277.3)          (663.9)           (100.2)
   Net proceeds (payments) from
      revolving credit and vehicle
      inventory financing facilities.................................            315.1           (139.7)            158.6
   Sales of common stock.............................................               --            552.7             550.9
   Purchases of treasury stock.......................................           (136.0)              --                --
   Other ............................................................             32.2              8.3              91.1
                                                                             ---------        ---------         ---------
                                                                                 (49.0)            85.8             824.9
                                                                             ---------        ---------         ---------
CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS:
   Operating activities..............................................            (50.8)          (158.1)           (312.2)
   Investing activities..............................................           (872.7)          (396.4)           (205.7)
   Financing activities..............................................          1,352.7            353.0              (1.1)
                                                                             ---------        ---------         ---------
                                                                                 429.2           (201.5)           (519.0)
                                                                             ---------        ---------         ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................            644.7           (215.5)            (13.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD,
   INCLUDING CASH AND CASH EQUIVALENTS OF
   DISCONTINUED OPERATIONS OF $44.9,
   $256.3 AND $195.5, RESPECTIVELY...................................            129.2            344.7             357.8
                                                                             ---------        ---------         ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD,
   INCLUDING CASH AND CASH EQUIVALENTS OF
   DISCONTINUED OPERATIONS OF $590.1,
   $44.9 AND $256.3, RESPECTIVELY....................................        $   773.9        $   129.2         $   344.7
                                                                             =========        =========         =========



        The accompanying notes are an integral part of these statements.

                                AUTONATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (ALL TABLES IN MILLIONS, EXCEPT PER SHARE DATA)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accompanying Consolidated Financial Statements include the accounts of AutoNation, Inc. and its subsidiaries (the "Company"). All intercompany accounts and transactions have been eliminated.

         In August 1999, the Company announced its intention to separate its automotive rental subsidiary, ANC Rental Corporation ("ANC") from the Company. In September 1999, the Company announced its intention to distribute its entire interest in ANC to the Company's stockholders on a tax-free basis in January 2000, subject to certain conditions and consents (the "ANC Distribution"). The Company has obtained a private letter ruling from the Internal Revenue Service ("IRS") that the ANC Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended. As discussed in Note 11, Discontinued Operations, the Company's automotive rental segment has been accounted for as discontinued operations and the accompanying Consolidated Financial Statements presented herein have been restated to report separately the net assets and operating results of these discontinued operations.

         In May 1998, the Company announced its intention to separate the Company's solid waste subsidiary, Republic Services, Inc. ("RSG"), from the Company. The Company also announced its intention to distribute its remaining shares of common stock in RSG as of the distribution date to the Company's stockholders in 1999, subject to certain conditions and consents (the "RSG Distribution"). The RSG Distribution was conditioned, in part, on the Company obtaining a private letter ruling from the IRS to the effect that, among other things, the RSG Distribution would qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, in form and substance satisfactory to the Company.

         In July 1998, the Company filed its request for the private letter ruling with the IRS, and continued to process the request through February 1999 with the expectation of completing the RSG Distribution in mid-1999. In March 1999, the IRS advised the Company in writing that the IRS would not rule as requested. In light of the IRS action, the Company's Board of Directors decided not to complete the RSG Distribution. Alternatively, the Company decided to sell its remaining interest in RSG. In May 1999, the Company sold substantially all of its remaining interest in RSG in a public offering resulting in proceeds of approximately $1.7 billion, net of underwriting fees. As discussed in Note 11, Discontinued Operations, the Company's solid waste services segment has been accounted for as discontinued operations and the accompanying Consolidated Financial Statements presented herein have been restated to report separately the net assets and operating results of these discontinued operations.

         In October 1997, the Company sold its electronic security services division. Accordingly, as discussed in Note 11, Discontinued Operations, these operations have been accounted for as discontinued operations and the accompanying Consolidated Financial Statements presented herein have been restated to report separately the operating results of these discontinued operations.

         In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements to conform with the financial statement presentation of the current period.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         All per share data and numbers of shares of the Company's common stock, par value $.01 per share ("Common Stock") for all periods included in the consolidated financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that occurred in June 1996, as is more fully described in Note 6, Shareholders' Equity.

RECEIVABLES

         The components of receivables, net of allowance for doubtful accounts at December 31 are as follows:

                                                       1998             1997
                                                       ----             ----

Trade receivables..................................   $  501.7       $  218.6
Finance receivables................................      354.0           38.1
Manufacturer receivables...........................       86.1           39.6
Other..............................................       58.4           25.5
                                                      --------       --------
                                                       1,000.2          321.8
Less: allowance for doubtful accounts..............      (33.8)          (8.5)
                                                      --------       --------
                                                      $  966.4       $  313.3
                                                      ========       ========

         Finance receivables are generated by the Company's automotive retail finance subsidiary and include finance lease receivables, installment loan receivables and retained interests in securitized installment loan receivables. In 1998, the Company entered into a $1.0 billion commercial paper warehouse facility with certain financial institutions for the securitization of installment loan receivables. This facility was increased to $1.7 billion in 1999. Through December 31, 1998, the Company has securitized approximately $698.8 million of loan receivables under this program. Installment loans sold under this program are nonrecourse beyond the Company's retained interests. The Company sells its receivables to a commercial paper conduit, but retains responsibility for servicing the loans for which it is paid a servicing fee. The Company retains a subordinated interest in the sold receivables and the future excess cash flow from the loan portfolio after required interest payments, servicing and other fees and expenses. The Company provides additional credit enhancement in the form of restricted cash deposits. As further discussed in Note 12, Derivative Financial Instruments, the Company enters into interest rate protection agreements to manage the impact of interest rate changes on amounts securitized.

         The Company accounts for the sale of receivables in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Gains or losses from the sales of finance receivables are recognized in the period in which sales occur. In determining the gain or loss for each sale, the Company allocates the book value of the loan portfolio between amounts sold and retained interests based upon relative fair values. The Company's retained interests in securitized installment loan receivables consist of retained interests in sold principal, interest-only strip receivables representing the present value of future excess cash flow and servicing assets. Retained interests in the sold principal are carried at allocated carrying amounts and subsequently assessed for impairment. Interest-only strip receivables are carried at fair value and marked to market as a component of other comprehensive income. Servicing assets are initially recorded at allocated carrying amounts and subsequently amortized over the servicing period and assessed for impairment.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


INVENTORY

         Inventory consists primarily of retail vehicles held for sale valued using the specific identification method, net of reserves. Cost includes acquisition, reconditioning and transportation expenses. Parts and accessories are valued at the factory list price which approximates lower of cost (first-in, first-out) or market.

         A summary of inventory at December 31 is as follows:

                                                       1998             1997
                                                       ----             ----

New vehicles....................................     $1,274.3         $  657.9
Used vehicles...................................        457.3            371.2
Parts, accessories and other....................        117.9             52.2
                                                     --------         --------
                                                     $1,849.5         $1,081.3
                                                     ========         ========

INVESTMENTS

         Investments consist of marketable securities and investments in businesses accounted for under the equity method. Marketable securities include investments in debt securities classified as available for sale and are stated at fair value with unrealized gains and losses included in other comprehensive income. Fair value is estimated based on quoted market prices. Equity method investments represent investments in 50% or less owned automotive businesses over which the Company has the ability to exercise significant influence. The Company records its initial equity method investments at cost and subsequently adjusts the carrying amounts of the investments for the Company's share of the earnings or losses of the investee after the acquisition date as a component of other income (loss) in the Company's Consolidated Statements of Operations.

         A summary of investments at December 31 is as follows:

                                                         1998          1997
                                                         ----          ----

Marketable securities.................................  $ 96.8         $  --
Equity method investments.............................    70.9           8.7
                                                        ------         -----
                                                        $167.7         $ 8.7
                                                        ======         =====

         Investments in marketable securities at December 31, 1998 are as follows:

U.S. government debt securities................................... $ 70.0
Corporate debt securities.........................................   26.8
                                                                   ------
                                                                   $ 96.8
                                                                   ======

         At December 31, 1998, aggregate maturities of marketable securities are as follows:

                                                                     Fair
                                               Cost                  Value
                                              ------                ------
Due in 2 - 5 years..........................  $ 87.3                $ 86.7
Due in 6 - 10 years.........................     3.0                   3.0
Due after 10 years..........................     7.1                   7.1
                                              ------                ------
                                              $ 97.4                $ 96.8
                                              ======                ======

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         Gross unrealized losses on U.S. government debt securities and corporate debt securities were $.6 million and $0 at December 31, 1998, respectively. There were no gross unrealized gains on U.S. government or corporate debt securities at December 31, 1998. Proceeds from sales of available for sale securities were $94.1 million and $402.3 million for the years ended December 31, 1998 and 1997, respectively. Gross realized gains and losses were not material for the years ended December 31, 1998 and 1996. During the year ended December 31, 1997, realized gains of $102.3 million were recognized on the sale of 15.0 million common shares of ADT Limited. Such shares of ADT Limited common stock were received in March 1997 upon the Company's exercise of a warrant which became exercisable upon termination of the Company's agreement to acquire ADT Limited by mutual agreement of the parties in September 1996.

PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

         The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for equipment and five to ten years for furniture and fixtures.

         A summary of property and equipment at December 31 is as follows:

                                                        1998           1997
                                                        ----           ----

Land................................................   $  558.5       $  359.9
Buildings and improvements..........................      751.2          452.6
Furniture, fixtures and equipment...................      319.0          170.6
                                                       --------       --------
                                                        1,628.7          983.1
Less: accumulated depreciation and amortization.....     (107.2)         (70.7)
                                                       --------       --------
                                                       $1,521.5       $  912.4
                                                       ========       ========
INTANGIBLE AND OTHER ASSETS

         Intangible and other assets consist primarily of the cost of acquired businesses in excess of the fair value of net assets acquired. The cost in excess of the fair value of net assets is amortized over forty years on a straight-line basis. Accumulated amortization of intangible assets was $59.7 million and $19.4 million at December 31, 1998 and 1997, respectively.

         The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

REVENUE RECOGNITION

         Revenue consists of sales of new and used vehicles, sales from fixed operations (parts, service and body shop) and sales of other products and services including finance and insurance products. The Company recognizes revenue over the period in which products are sold or services are provided. An estimated allowance for chargebacks against revenue recognized from sales of finance and insurance products is established during the period in which related revenue is recognized.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         A summary of the Company's revenue by major products and services for the years ended December 31 is as follows:


                                                                           1998               1997             1996
                                                                           ----               ----             ----
New vehicles..................................................           $ 6,879.1           $3,683.7          $1,783.7
Used vehicles.................................................             3,326.3            1,496.7             658.3
Fixed operations..............................................             1,383.2              519.5             304.3
Other.........................................................             1,076.0              422.9             187.4
                                                                         ---------           --------          --------
                                                                         $12,664.6           $6,122.8          $2,933.7
                                                                         =========           ========          ========

DERIVATIVE FINANCIAL INSTRUMENTS

         The Company utilizes interest rate derivatives to manage the impact of interest rate changes on securitized installment loan receivables. The Company also utilizes interest rate derivatives to manage the impact of interest rate changes on borrowings under the Company's variable rate revolving credit facility. The Company does not use derivative financial instruments for trading purposes.

         Derivative financial instruments entered into concurrently with securitizations are accounted for at fair value as part of the proceeds received in the determination of the gain or loss on sale. If a derivative financial instrument entered into concurrently with a securitization is terminated, any resulting gain or loss is recognized in earnings upon termination.

         Interest rate swaps are used to manage the impact of interest rate changes on revolving credit facility borrowings. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Income or expense under these instruments is recorded on an accrual basis, as an adjustment to the yield of the underlying exposures over the periods covered by the contracts. If an interest rate swap is terminated early, any resulting gain or loss is deferred and amortized as an adjustment of the cost of the underlying exposure position over the remaining periods originally covered by the terminated swap. If all or part of an underlying position is terminated, the related pro-rata portion of any unrecognized gain or loss on the swap is recognized in income at that time as part of the gain or loss on the termination. Amounts receivable or payable under the agreements are included in receivables or accrued liabilities in the accompanying Consolidated Balance Sheets and were not material at December 31, 1998 or 1997.

ADVERTISING

         The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1998 or 1997. Advertising expense was $158.0 million, $94.7 million and $27.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

STATEMENTS OF CASH FLOWS

         The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, Business Combinations, and other non-cash transactions are excluded from the accompanying Consolidated Statements of Cash Flows.

         The Company made interest payments of approximately $190.2 million, $76.4 million and $27.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, including interest on vehicle inventory financing. The Company made income tax payments of approximately $139.8 million, $59.0 million and $14.2 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


NEW ACCOUNTING PRONOUNCEMENTS

         In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

         In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company's accounting policies conform with the requirements of SOP 98-5, therefore adoption of this Statement will not impact the Company's consolidated financial position or results of operations.

         In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") by deferring the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company will adopt SFAS 133 beginning January 1, 2001. The Company has not yet quantified the impact of adopting SFAS 133 on the Company's consolidated financial statements. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

2.  BUSINESS COMBINATIONS

         Businesses acquired through December 31, 1998 and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition. Businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception.

         During the year ended December 31, 1998, the Company acquired various businesses in the automotive retail, solid waste services and automotive rental industries. With respect to continuing operations, the Company issued approximately 21.9 million shares of Common Stock valued at $473.2 million and paid approximately $727.0 million in cash for acquisitions accounted for under the purchase method of accounting. With respect to discontinued operations, the Company issued approximately 3.4 million shares of Common Stock valued at $68.0 million and paid approximately $494.4 million in cash and certain properties for acquisitions accounted for under the purchase method of accounting.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         During the year ended December 31, 1997, the Company acquired various businesses in the automotive retail, automotive rental, solid waste services and electronic security services industries. With respect to continuing operations, the Company issued approximately 43.6 million shares of Common Stock valued at $739.1 million and paid approximately $84.6 million in cash for acquisitions accounted for under the purchase method of accounting and issued approximately 23.6 million shares of Common Stock for acquisitions accounted for under the pooling of interests method of accounting. With respect to discontinued operations, the Company issued approximately 10.1 million shares of Common Stock valued at $224.3 million and paid approximately $163.9 million in cash and notes for acquisitions accounted for under the purchase method of accounting and issued approximately 59.9 million shares of Common Stock for acquisitions accounted for under the pooling of interests method of accounting.

         During the year ended December 31, 1996, the Company acquired various businesses primarily in the automotive retail, automotive rental, solid waste services and electronic security services industries. With respect to continuing operations, the Company issued approximately 1.0 million shares of Common Stock valued at $11.6 million and paid approximately $18.3 million in cash for acquisitions accounted for under the purchase method of accounting and issued approximately 4.2 million shares of Common Stock for acquisitions accounted for under the pooling of interests method of accounting. With respect to discontinued operations, the Company issued approximately 8.1 million shares of Common Stock valued at $75.0 million and paid approximately $33.2 million in cash for acquisitions accounted for under the purchase method of accounting and issued approximately 67.2 million shares of Common Stock for acquisitions accounted for under the pooling of interests method of accounting.

         The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting related to continuing operations for the years ended December 31 were as follows:

                                                                              1998              1997                1996
                                                                              ----              ----                ----

Property and equipment............................................         $   372.3           $ 468.8             $  4.7
Intangible and other assets.......................................           1,239.7             824.9               25.9
Working capital...................................................             735.8             198.4                2.1
Debt assumed......................................................          (1,074.5)           (618.3)                --
Other liabilities.................................................             (73.1)            (50.1)              (2.8)
Common stock issued...............................................            (473.2)           (739.1)             (11.6)
                                                                           ---------           -------             ------
Cash used in business acquisitions,
     net of cash acquired.........................................         $   727.0           $  84.6             $ 18.3
                                                                           =========           =======             ======

         The Company's unaudited pro forma consolidated results of continuing operations assuming acquisitions accounted for under the purchase method of accounting had occurred at the beginning of each period presented are as follows for the years ended December 31:

                                                             1998                1997
                                                             ----                ----

Revenue..................................................   $15,150.5          $13,540.8
Income from continuing operations........................       252.1               76.5
Diluted earnings per share from
   continuing operations.................................         .53                .17


         The unaudited pro forma results of continuing operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of the beginning of each period presented.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


3.  NOTES PAYABLE AND LONG-TERM DEBT

         Notes payable and long-term debt at December 31 is as follows:


                                                                                              1998             1997
                                                                                              ----             ----

Vehicle inventory credit facilities; secured by the Company's vehicle inventory; weighted average interest rates of 5.81% and
   6.36% at December 31, 1998 and 1997, respectively...............................         $ 1,339.2        $   472.5
$1.0 billion unsecured revolving credit facility;
   interest payable using LIBOR based rates; weighted average interest rates of
   6.57% and 5.93% at December 31, 1998 and 1997, respectively;
   matures 2002....................................................................             500.0            250.0
Other notes; secured by real property,
   equipment and other assets; interest ranging
   from 6.0% to 10.0%; maturing through 2009.......................................              26.5             14.6
                                                                                            ---------        ---------
                                                                                              1,865.7            737.1
Less: current portion..............................................................          (1,344.8)          (476.0)
                                                                                            ---------        ---------
                                                                                            $   520.9        $   261.1
                                                                                            =========        =========

         The Company's revolving credit facility requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. The Company was in compliance with these ratios and covenants at December 31, 1998.

         In March 1999, the Company entered into a $500.0 million 364-day unsecured bank revolving credit facility. This facility will be used for general corporate purposes and complements the $1.0 billion bank revolving credit facility maturing 2002.

         In November 1998, the Company entered into a $500.0 million bank-sponsored multi-seller commercial paper conduit facility to finance new and used vehicle inventory for the Company's automotive retail operations. The facility supplements the new and used vehicle inventory finance facilities provided by vehicle manufacturer captive finance companies. At December 31, 1998, approximately $7.5 million was financed under this facility.

         In December 1996, the Company completed a tender offer and consent solicitation resulting in the repurchase of approximately $100.0 million aggregate principal amount 11.75% senior notes due 2006 ("Senior Notes"), which were issued in February 1996. The Company recorded an extraordinary charge of $31.6 million, net of income taxes, during 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other fees related to the tender offer and the repayment of other debt.

         Interest expense on vehicle inventory credit facilities is included as a component of cost of operations in the accompanying Consolidated Statements of Operations.

         At December 31, 1998, aggregate maturities of notes payable and long-term debt were as follows:

         1999...........................................     $1,344.8
         2000...........................................         10.1
         2001...........................................          2.3
         2002...........................................        502.2
         2003...........................................          1.2
         Thereafter.....................................          5.1
                                                             --------
                                                             $1,865.7
                                                             ========

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4.  INCOME TAXES

         The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

         Certain businesses acquired in 1997 and 1996 and accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions. For purposes of these Consolidated Financial Statements, federal and state income taxes have been recorded as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital.

         Effective with the RSG initial public offering on July 1, 1998 as further described in Note 6, Shareholders' Equity, RSG has not been included in the Company's consolidated federal income tax return.

         The components of the provision for income taxes from continuing operations for the years ended December 31 are as follows:


                                                                                          1998         1997         1996
                                                                                          ----         ----         ----

Current:
   Federal.......................................................................        $105.5       $(63.5)       $12.5
   State ........................................................................           9.1         (4.4)        (3.3)
Federal and state deferred.......................................................          26.7         75.9         (1.5)
Change in valuation allowance....................................................         (14.5)          --          2.6
                                                                                         ------       ------        -----
Provision for income taxes.......................................................        $126.8       $  8.0        $10.3
                                                                                         ======       ======        =====


         A reconciliation of the provision for income taxes calculated using the statutory federal income tax rate to the Company's provision for income taxes from continuing operations for the years ended December 31 is as follows:


                                                                                          1998          1997        1996
                                                                                          ----          ----        ----

Provision for income taxes at statutory rate....................................         $123.4       $  7.6       $  3.2
Non-deductible expenses.........................................................           10.3          2.6           .2
State income taxes, net of federal benefit......................................            7.6           .5           .8
Change in valuation allowance...................................................          (14.5)          --          2.6
Other, net......................................................................             --         (2.7)         3.5
                                                                                         ------       ------       ------
Provision for income taxes......................................................         $126.8       $  8.0       $ 10.3
                                                                                         ======       ======       ======

         Components of the net deferred income tax liability at December 31 are as follows:

                                                                                                 1998               1997
                                                                                                 ----               ----
Deferred income tax liabilities:
     Book basis in property over tax basis............................................          $389.6             $268.6
Deferred income tax assets:
     Net operating losses.............................................................           (33.6)             (28.4)
     Accruals not currently deductible................................................          (163.0)             (18.0)
Valuation allowance...................................................................           130.0               94.3
                                                                                                ------             ------
Net deferred income tax liability.....................................................          $323.0             $316.5
                                                                                                ======             ======

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         At December 31, 1998, the Company had available domestic net operating loss carryforwards of approximately $91.4 million which begin to expire in the year 2008. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provides valuation allowances to offset portions of deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

5.  OTHER COMPREHENSIVE INCOME

         During the year ended December 31, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The changes in the components of other comprehensive income (loss), net of income taxes, are as follows for the years ended December 31:


                                                      1998                            1997                       1996
                                           ---------------------------     -------------------------   ------------------------
                                           Pre-tax       Tax      Net      Pre-tax     Tax      Net    Pre-tax     Tax     Net
                                           Amount      Effect   Amount     Amount    Effect   Amount   Amount    Effect  Amount
                                           -------     ------   ------     -------   ------   ------   -------   ------  ------
Foreign currency
    translation adjustments............     $(1.6)     $ --     $(1.6)     $(4.7)    $ --     $(4.7)    $(.8)    $ --    $(.8)
Unrealized loss on
    marketable securities..............       (.6)       .2       (.4)        --       --        --       --       --      --
Unrealized gain on interest-only
    strip receivables..................        .9       (.3)       .6         --       --        --       --       --      --
                                            -----      ----     -----      -----     ----     -----     ----     ----     ----
Other comprehensive loss...............     $(1.3)     $(.1)    $(1.4)     $(4.7)    $ --     $(4.7)    $(.8)    $ --     $(.8)
                                            =====      ====     =====      =====     ====     =====     ====     ====     ====


         Accumulated other comprehensive loss consists of the following at December 31:

                                                                                                   1998           1997
                                                                                                   ----           ----
Foreign currency translation adjustments.....................................................     $ (4.5)        $ (2.9)
Unrealized loss on marketable securities.....................................................        (.4)            --
Unrealized gain on interest-only strip receivables...........................................         .6             --
                                                                                                  ------         ------
                                                                                                  $ (4.3)        $ (2.9)
                                                                                                  ======         ======

         No material reclassification adjustments were recorded in 1998 or 1996. During the year ended December 31, 1997, the Company reclassified unrealized holding gains totaling approximately $65.0 million, net of income taxes of approximately $37.3 million, to realized gains in connection with the sale of the shares of ADT Limited common stock in May 1997.

6.  SHAREHOLDERS' EQUITY

         During the year ended December 31, 1998, the Company's former solid waste subsidiary, RSG, completed an initial public offering of approximately 36.1% of its outstanding common stock, resulting in net proceeds of approximately $1.43 billion. In addition, in August 1998, the Company's Board of Directors authorized the repurchase of up to $500.0 million of Common Stock over the following 12 months. Repurchases are made either pursuant to Rule 10b-18 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. As of December 31, 1998, the Company had repurchased an aggregate of 9.1 million shares of Common Stock for an aggregate purchase price of approximately $136.0 million. In July 1999, the Company's Board of Directors authorized the repurchase of an additional $500.0 million of shares of Common Stock.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         During the year ended December 31, 1997, the Company sold 15.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552.7 million. In addition, in May 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 500.0 million to 1.5 billion shares.

         During the year ended December 31, 1996, the Company sold an aggregate of 22.0 million shares of Common Stock in private placement transactions resulting in net proceeds of approximately $550.9 million. In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996. In addition, in May 1996 the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350.0 million shares to 500.0 million shares.

         The Company has 5.0 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7.  STOCK OPTIONS AND WARRANTS

         The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the quoted market price of the Common Stock at the date of grant. Generally, options granted will have a term of 10 years from the date of grant, and will vest in increments of 25% per year over a four-year period on the yearly anniversary of the grant date. In October 1998, the Company's Board of Directors approved the repricing of approximately 32.1 million employee stock options at $12.75 per share, equal to the closing price of the Company's Common Stock on the last business day prior to the date of the repricing. Option holders will be precluded from exercising any of their repriced options prior to January 2, 2000. All other terms of the existing options, including the vesting schedules, remain unchanged.

         A summary of stock option and warrant transactions is as follows for the years ended December 31:


                                                                        1998                1997               1996
                                                                -------------------- ------------------- ------------------
                                                                           WEIGHTED-           WEIGHTED-          WEIGHTED-
                                                                            AVERAGE             AVERAGE            AVERAGE
                                                                           EXERCISE            EXERCISE           EXERCISE
                                                                SHARES       PRICE   SHARES      PRICE   SHARES     PRICE
                                                                ------     --------- ------    --------- ------   ---------
Options and warrants outstanding
    at beginning of period................................        48.1      $15.67     52.5     $ 7.63     49.6    $ 4.87
Granted  .................................................        16.9       21.89     15.2      28.52      8.7     21.86
Exercised.................................................        (9.3)       3.62    (18.7)      3.24     (5.6)     4.03
Canceled .................................................        (1.1)      25.34      (.9)     24.59      (.2)     9.44
                                                                 -----                -----
Options and warrants outstanding
    at end of period......................................        54.6       12.52     48.1      15.67     52.5      7.63
                                                                 =====                =====               =====
Options and warrants exercisable
    at end of period......................................        18.8       11.27     26.8       8.71     38.5      4.12
Options available for future grants.......................        28.2                 14.0                 7.9


                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         The following table summarizes information about outstanding and exercisable stock options and warrants at December 31, 1998:


                                                                        OUTSTANDING                         EXERCISABLE
                                                         -----------------------------------------      -------------------
                                                                         WEIGHTED-
                                                                          AVERAGE        WEIGHTED-                WEIGHTED-
                                                                         REMAINING        AVERAGE                  AVERAGE
          EXERCISE PRICE OR                                             CONTRACTUAL      EXERCISE                 EXERCISE
      RANGE OF EXERCISE PRICES                           SHARES         LIFE(YRS.)         PRICE         SHARES     PRICE
      ------------------------                           ------         -----------      ---------       ------   ---------
$  1.13-$12.38....................................         15.3            3.10           $ 7.29           14.1    $ 6.96
    12.75.........................................         32.1            7.98            12.75             --        --
    13.38-31.19...................................          7.2            8.33            23.24            4.7     24.19
                                                           ----                                            ----
                                                           54.6            6.66            12.52           18.8     11.27
                                                           ====                                            ====

         In March 1999, approximately 8.0 million options held by employees of RSG were canceled and replaced with options to acquire common shares of RSG.

         The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plans been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) and earnings (loss) per share would have decreased (increased) accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1994, the Company's pro forma net income (loss), pro forma earnings (loss) per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:


                                                                  1998                  1997                  1996
                                                                  ----                  ----                  ----
Pro forma net income (loss).............................         $368.5                $375.3              $(25.4)
Pro forma diluted earnings
     (loss) per share...................................           .81                   .88                (.08)
Pro forma weighted average fair
     value of options granted...........................          13.87                 10.03               9.80
Risk free interest rates................................       4.76-4.82%            5.74-5.78%          5.98-6.17%
Expected lives..........................................        5-7 years             5-7 years           5-7 years
Expected volatility.....................................           40%                   40%                 40%

8.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

         By letter dated January 11, 1996, Acme Commercial Corp. d/b/a CarMax, The Auto Superstore, ("CarMax") accused the Company's wholly-owned subsidiary, AutoNation USA, of infringing CarMax's trademark rights by using the marks AutoNation USA(SM) and "The Better Way to Buy a Car(SM)." AutoNation USA denied such allegations and on February 5, 1996, filed suit in the U.S. District Court for the Southern District of Florida seeking a declaratory judgment that its use and registration of such marks do not violate any of the rights of CarMax. On or about October 11, 1996, CarMax filed a counterclaim against AutoNation USA seeking damages and an order enjoining AutoNation USA from using certain marks, including the marks AutoNation USA and "The Better Way to Buy a Car." On November 5, 1998, following a jury trial, the court entered a judgement in favor of AutoNation USA and against CarMax with respect to the marks in question. On December 2, 1998, CarMax filed a notice of appeal of the trial court's decision with the U.S. Court of Appeals for the Eleventh Circuit. The Company is confident the appellate court will affirm the lower court's decision.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



         The Company is also a party to various other general corporate legal proceedings which have arisen in the ordinary course of business. While the results of these matters, as well as the matter described above, cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

LEASE COMMITMENTS

         The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 25 years.

         Expenses under real property, equipment and software leases were $45.0 million, $12.0 million and $12.5 million for the years ended December 31 1998, 1997 and 1996, respectively.

         Future minimum lease obligations under noncancelable real property, equipment and software leases with initial terms in excess of one year at December 31, 1998 are as follows:

         Year Ending December 31:
         1999.............................................  $ 62.6
         2000.............................................    58.5
         2001.............................................    50.3
         2002.............................................    28.2
         2003.............................................    24.5
         Thereafter.......................................   116.5
                                                            ------
                                                            $340.6
                                                            ======

         In connection with the development of the AutoNation USA megastores, the Company is the lessee under a $500.0 million operating lease facility established to acquire and develop properties used in its business. The Company has guaranteed the residual value of the properties under this facility which guarantee totaled approximately $418.6 million at December 31, 1998.

OTHER MATTERS

         In the normal course of business, the Company is required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining surety bonds or by obtaining bank letters of credit. At December 31, 1998, surety bonds and letters of credit totaling $196.4 million expire through 2005.

9.  EARNINGS (LOSS) PER SHARE

         Basic earnings (loss) per share is computed by dividing net income
(loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing diluted earnings (loss) per share, the Company has utilized the treasury stock method.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



         The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings (loss) per share is as follows for the years ended December 31:


                                                                                      1998           1997         1996
                                                                                      ----           ----         ----
Weighted average shares outstanding used
   in calculating basic earnings per share......................................       455.1         403.1         320.9
Effect of dilutive options and warrants.........................................        15.8          27.8            --
                                                                                       -----         -----         -----
Weighted average common and common equivalent
   shares used in calculating diluted
   earnings per share...........................................................       470.9         430.9         320.9
                                                                                       =====         =====         =====

         At December 31, 1998 and 1997, the Company had approximately 4.8 million and 5.4 million stock options outstanding, respectively, which have been excluded from the computation of diluted earnings per share since they are anti-dilutive. For the year ended December 31, 1996, weighted average common equivalent shares of approximately 34.6 million shares have been excluded from the computation of diluted earnings per share since they are anti-dilutive.

10.  RESTRUCTURING AND OTHER CHARGES

         During the year ended December 31, 1997, the Company recorded pre-tax charges of approximately $150.0 million associated with combining the Company's franchised automotive dealerships and used vehicle megastore operations into one division. Approximately $85.0 million appears as restructuring charges in the Company's 1997 Consolidated Statement of Operations and consists of: $42.5 million for consolidation of information systems; $25.3 million related primarily to relocating certain operations; and $17.2 million of severance and other costs. The remaining $65.0 million of this charge relates to inventory consolidation and is included in cost of operations in the Company's 1997 Consolidated Statement of Operations. During the year ended December 31, 1998, the Company reduced its estimated restructuring reserves for information systems and increased its estimated reserves for the relocation of certain operations by approximately $21.0 million. The decrease in the information systems reserve is a result of the Company's decision to eliminate or delay the conversion of certain systems. The increase in the relocation reserve is due to the Company's decision to close its reconditioning centers and relocate the reconditioning operations to the Company's AutoNation USA megastores. Through December 31, 1998, the Company has spent approximately $30.3 million related to restructuring activities and has recorded $30.6 million of these restructuring charges against certain assets. As of December 31, 1998, approximately $24.1 million remained in accrued liabilities related primarily to closed reconditioning centers which the Company is actively marketing for sale.

11.  DISCONTINUED OPERATIONS

         As a result of the Company's decision to separate its automotive rental business, the net assets and operating results of the Company's automotive rental segment have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements.

         In May 1999, the Company sold its remaining interest in RSG resulting in an after tax gain of approximately $379.3 million. The net assets and operating results of RSG have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements. The minority shareholders' interest in the equity of RSG as of December 31, 1998 and the net earnings of RSG for the period subsequent to the July 1, 1998 initial public offering have been included as a reduction of the net assets and income from discontinued operations, respectively.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)




         In October 1997, the Company sold its electronic security services division for approximately $610.0 million resulting in an after tax gain of approximately $230.0 million. In 1998, the Company finalized the sale resulting in an additional after tax gain of approximately $11.6 million. The operating results and gain on disposition of the electronic security services segment have been classified as discontinued operations in the accompanying Consolidated Financial Statements.

         A summary of the net assets of discontinued operations is as follows:


                                                    DECEMBER 31,                                DECEMBER 31,
                                                        1998                                         1997
                                      -------------------------------------         --------------------------------------
                                      AUTOMOTIVE       SOLID                         AUTOMOTIVE      SOLID
                                       RENTAL          WASTE        TOTAL              RENTAL        WASTE        TOTAL
                                      ----------     ---------    ---------         -----------    ---------    ----------
Current assets...................     $5,345.1       $  784.0     $6,129.1          $  5,124.2     $  175.9     $5,300.1
Non-current assets...............        907.5        2,028.1      2,935.6               746.1      1,172.1      1,918.2
                                      ---------      ---------    ---------         -----------    ---------    ----------
  Total assets...................      6,252.6        2,812.1      9,064.7             5,870.3      1,348.0      7,218.3
                                      ---------      ---------    ---------         -----------    ---------    ----------
Current liabilities..............      3,438.6          783.8      4,222.4             3,025.3        158.0      3,183.3
Non-current liabilities..........      2,075.3          729.2      2,804.5             2,318.8        173.1      2,491.9
                                      ---------      ---------    ---------         -----------    ---------    ----------
  Total liabilities..............      5,513.9        1,513.0      7,026.9             5,344.1        331.1      5,675.2
                                      ---------      ---------    ---------         -----------    ---------    ----------
Minority interest................           --          468.9        468.9                 --           --            --
                                      ---------      ---------    ---------         ----------    ---------     ----------
Net assets of discontinued
  operations.....................     $  738.7       $  830.2     $1,568.9          $    526.2     $1,016.9     $1,543.1
                                      ==========     =========    =========         ===========    =========    =========-


         Selected statement of operations data for the Company's discontinued operations is as follows:

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                   --------------------------------------------------------------------------------------------------------------
                                1998                             1997                                 1996
                   ----------------------------  ----------------------------------------  --------------------------------------
                   Automotive    Solid            Automotive  Solid    Electronic           Automotive  Solid  Electronic
                     Rental      Waste    Total     Rental     Waste     Security   Total     Rental    Waste   Security   Total
                   ----------    -----    -----   ----------  -----    ----------  -----    ----------  -----  ----------  -----
Revenue...........  $3,453.6   $1,369.1  $4,822.7  $3,055.1  $1,127.7    $83.8   $4,266.6    $2,699.4   $953.3    $85.3   $3,738.0
Operating income
     (loss).......     178.9      299.3     478.2      82.1     211.5     14.7      308.3       (28.4)   114.0     14.5      100.1
Provision for
     income taxes.      61.3      105.3     166.6      30.3      76.9      5.2      112.4         5.0     49.5      6.1       60.6
Minority interest
     in RSG.......        --       33.9      33.9        --        --       --          --         --       --       --         --
Income (loss) from
     discontinued
     operations...     108.8      153.3     262.1      51.2     135.6      9.5      196.3       (49.9)    67.5      8.4       26.0


12.  DERIVATIVE FINANCIAL INSTRUMENTS

         The Company uses interest rate swap agreements to manage the impact of interest rate changes on borrowings under the Company's variable rate revolving credit facility. The amounts exchanged by the counterparties to interest rate swap agreements are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate swaps form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged and, therefore, do not represent a measure of the Company's exposure as an end user of derivative financial instruments. At December 31, 1998, notional principal amounts related to interest rate swaps (variable to fixed rate) were $100.0 million maturing in 2003. At December 31, 1998, the weighted average fixed rate payment on variable to fixed rate swaps was 5.6%. Variable rates are indexed to LIBOR.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)




         In 1998, the Company entered into interest rate derivative transactions with certain financial institutions to manage the impact of interest rate changes on securitized installment loan receivables. These derivative transactions consist of a series of interest rate caps and floors with an aggregate notional amount of $737.1 million contractually maturing in 2004 which effectuate a variable to fixed rate swap at a weighted average rate of 5.18% at December 31, 1998. Variable rates on the underlying portfolio are indexed to the Commercial Paper Nonfinancial Rate.

         The amounts exchanged by the counterparties to interest rate derivatives are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate derivatives form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged and, therefore, do not represent a measure of the Company's exposure as an end user of derivative financial instruments.

         The Company is exposed to credit related losses in the event of non-performance by counterparties to derivative financial instruments. The Company monitors the credit worthiness of the counterparties and presently does not expect default by any of the counterparties. The Company does not obtain collateral in connection with its derivative financial instruments.

         The credit exposure that results from interest rate contracts is represented by the fair value of contracts with a positive fair value as of the reporting date. See Note 13, Fair Value of Financial Instruments, for the fair value of derivatives. The Company's credit exposure on its interest rate derivatives was not material at December 31, 1998.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

         Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

         The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

         o Cash and cash equivalents, trade and manufacturer receivables, other current assets, accounts payable, accrued liabilities, other current liabilities and variable rate debt: The amounts reported in the accompanying Consolidated Balance Sheets approximate fair value.

         o Installment loans receivable and retained interests in securitized receivables: The fair value of installment loans receivable and retained interests in securitized receivables are estimated based upon the discounted value of the future cash flows expected to be received. Significant assumptions used to estimate the fair value at December 31, 1998 are as follows: discount rate--8.13%; default rate--1.0% per year; and prepayment rate--1.5% per month.

         o Other fixed rate debt: The fair value of other fixed rate debt is based upon the discounted expected cash flows at rates then offered to the Company for debt of similar terms.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



         o Interest rate swaps, caps and floors: The fair value of interest rate swaps, caps and floors is determined from dealer quotations and represents the discounted future cash flows through maturity or expiration using current rates, and is effectively the amount the Company would pay or receive to terminate the agreements.

         The following table sets forth the carrying amounts and fair values of the Company's financial instruments, except for those noted above for which carrying amounts approximate fair value, as of December 31:


                                                                         1998                               1997
                                                               -------------------------         ----------------------
                                                                CARRYING         FAIR            CARRYING          FAIR
ASSETS (LIABILITIES)                                             AMOUNT          VALUE            AMOUNT           VALUE
--------------------                                           ----------       -------           -------         -------
Installment loans receivable...........................        $  95.6          $  99.2           $  36.8         $  36.5
Retained interests in
   securitized receivables:
   Principal...........................................           44.2             44.6                --              --
   Interest-only strips................................           38.2             38.2                --              --
   Servicing assets....................................            3.1              3.1                --              --
Other fixed rate debt..................................          (26.5)           (27.0)            (14.6)          (14.6)
Interest rate swaps....................................             --              1.7                --              --
Interest rate caps.....................................             --              8.9                --              --
Interest rate floors...................................             --             (7.1)               --              --


14.  BUSINESS AND CREDIT CONCENTRATIONS

         The Company owns and operates franchised automotive dealerships and used vehicle megastores in the United States.

         Automotive dealerships operate pursuant to franchise agreements with vehicle manufacturers. Franchise agreements generally provide the manufacturers with considerable influence over the operations of the dealership and generally provide for termination of the franchise agreement for a variety of causes. The success of any franchised automotive dealership is dependent, to a large extent, on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers of which the Company holds franchises. At December 31, 1998 and 1997, the Company had receivables from manufacturers of $86.1 million and $39.6 million, respectively.

         The Company purchases substantially all of its new vehicles from various manufacturers at the prevailing prices charged by the manufacturers to all franchised dealers. The Company's sales volume could be adversely impacted by the manufacturers' inability to supply the dealerships with an adequate supply of vehicles.

         Concentrations of credit risk with respect to non-manufacturer trade receivables are limited due to the wide variety of customers and markets in which the Company's products are sold as well as their dispersion across many different geographic areas in the United States. Consequently, at December 31, 1998, the Company does not consider itself to have any significant non-manufacturer concentrations of credit risk.

15.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         The Company's operations generally experience higher volumes of vehicle sales in the second and third quarters of each year in part due to consumer buying trends and the introduction of new vehicle models.

                                AUTONATION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         Income from continuing operations in the second quarter of 1997 includes a pre-tax gain on the sale of ADT Limited common shares of approximately $102.3 million as described in Note 1, Summary of Significant Accounting Policies, Investments. Operating income (loss) in the fourth quarter of 1997 includes restructuring and other pre-tax charges of approximately $150.0 million, as described in Note 10, Restructuring and Other Charges.

         The following is an analysis of certain items in the Consolidated Statements of Operations by quarter for 1998 and 1997.


                                                                          FIRST      SECOND          THIRD      FOURTH
                                                                         QUARTER     QUARTER        QUARTER     QUARTER
                                                                        --------     --------       --------    --------
Revenue................................................        1998     $2,343.4     $3,172.6       $3,508.0    $3,640.6
                                                               1997      1,037.7      1,490.7        1,728.4     1,866.0
Operating income (loss)................................        1998         45.9         94.9          119.7        95.8
                                                               1997          9.4          7.5           18.8      (129.7)
Income (loss) from continuing operations...............        1998         27.7         54.2           81.3        62.6
                                                               1997          7.4         68.4           14.7       (77.1)
Basic earnings (loss) per share from
    continuing operations..............................        1998          .06          .12            .18         .13
                                                               1997          .02          .17            .04        (.18)
Diluted earnings (loss) per share from
    continuing operations..............................        1998          .06          .11            .17         .13
                                                               1997          .02          .16            .03        (.18)
Net income.............................................        1998         77.1        127.4          179.7       115.3
                                                               1997         38.7         74.5          125.3       201.2

                                AUTONATION, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                  SCHEDULE II
                                 (IN MILLIONS)

                                                     BALANCE
                                                       AT         ADDITIONS                                   BALANCE
                                                    BEGINNING    CHARGED TO                                   AT END
CLASSIFICATIONS                                      OF YEAR       INCOME       DEDUCTIONS       OTHER        OF YEAR
---------------                                     ---------    ----------     ----------     --------       -------
Allowance for doubtful accounts:
    1998....................................        $  8.5        $  1.8        $ (3.1)(2)     $ 26.6(1)      $ 33.8
    1997....................................           2.4           1.4          (1.6)(2)        6.3(1)         8.5
    1996....................................           1.5           3.8          (3.8)(2)         .9(1)         2.4
Restructuring reserves(3):
    1998....................................          46.0            --(6)      (15.5)(5)       (6.4)(4)       24.1
    1997....................................            --          85.0         (14.8)(5)      (24.2)(4)       46.0
    1996....................................            --            --           --              --             --


-----------------
(1)      Allowance of acquired businesses.
(2)      Accounts written off.
(3) Included under the caption "Accrued Liabilities" in the accompanying Consolidated Balance Sheets.
(4)      Primarily asset write-offs.
(5) Primarily cash payments of costs associated with restructuring activities.
(6) During the year ended December 31, 1998, the Company reduced its estimated restructuring reserves for information systems and increased its estimated reserves for the relocation of certain operations by approximately $21.0 million.